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                                                                    Exhibit 21.1
                            PERVASIVE SOFTWARE INC.
                         SUBSIDIARIES OF THE REGISTRANT

Pervasive Software Co., Ltd. -- Japan
Pervasive Software GmbH -- Germany
Pervasive Software N.V. -- Belgium
Pervasive Software (Ireland) Limited -- Ireland
Pervasive Software Limited -- United Kingdom
Pervasive Software North Asia Limited -- Hong Kong
EveryWare Development Inc. -- Canada